KemPharm

Amendment to KP415 License Agreement

April 8, 2021

Cautionary Note Regarding Presentation Information

This presentation may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation KemPharm's proposed development and commercial timelines, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including statements about the commercial launch of AZSTARYS™, including the timing of launch, the regulatory milestone payment, and the potential clinical benefits of AZSTARYS. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm's business are described in detail in the "Risk Factors" section of KemPharm's Annual Report on Form 10-K for the year ended December 31, 2020, and KemPharm's other filings with the Securities and Exchange Commission. KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation also may contain estimates and other statistical data made by independent parties and by us relating to market size and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

Call Participants

- **Travis Mickle, Ph.D.** – President & Chief Executive Officer
- **R. LaDuane Clifton, CPA** – Chief Financial Officer, Secretary & Treasurer

ASTARYS™ Approval

- ✓ **On March 2, 2021, the FDA approved AZSTARYS (serdexmethylphenidate and dexmethylphenidate capsules, for oral use, CII) A New Once-Daily Treatment for ADHD**
  - Consists of serdexmethylphenidate (SDX), KemPharm's prodrug of d-methylphenidate (d-MPH), co-formulated with immediate-release d-MPH
  - Corium expects to make AZSTARYS commercially available in the U.S. as early as the second half of 2021
- ✓ **AZSTARYS NDA Approval is a Significant Milestone for KemPharm**
  - Demonstrates value potential of SDX and KemPharm's groundbreaking LAT® platform
  - License Agreement with an affiliate of GPC provides significant economic benefits to KemPharm tied to the commercial launch of AZSTARYS
- ✓ **Approved label for AZSTARYS provides significant differentiation, which required a re-thinking of commercial forecasts and long-term possibilities**
  - The totality of various label elements, including administration, height and weight data from clinical trials experience, pharmacokinetics and efficacy data, all provide potential differentiation as compared to currently available d-MPH products for ADHD

Amendment to License Agreement w/ Affiliate of GPC

✓ **Post-Approval commercial assessments conducted separately and together with the GPC team led to a renegotiation of the economic terms of the KP415 License Agreement**

- Total potential regulatory and sales milestone payments increased to **$590M** from $468M (these are in addition to $15M in upfront and NDA acceptance milestones already paid)
- Added **new top-level sales tier for royalty rates** on U.S. net sales and **increased royalty rates throughout the life** of the patents that cover AZSTARYS through 2037. Those rates range, on a product-by-product basis, from a percentage in the high single digits up to the mid-twenties for U.S. net sales
- KemPharm eligible to receive **$10M** regulatory milestone payment for FDA approval of AZSTARYS; additional **$10M** regulatory milestone following DEA scheduling determination of SDX (anticipated on or around June 2, 2021)
- **Four additional sales milestone tiers added**, including three lower-level sales tiers and a new top-level sales tier
- Sales milestones available under the amended License Agreement total **$550M**, as compared to $420M in the original agreement

Comparison of Potential Milestones

- Comparing the original and updated commercial forecasts, re-allocated early milestones have the potential to be re-captured quickly and potential for increase in total value



Original
Amended

Focusing Resources on Commercialization of AZSTARYS™

- Amended terms allow GPC to re-allocate resources to Corium's efforts, with the goal to optimize the commercial launch
  - *More resources will be directed into the initial phases of the commercial timeline for AZSTARYS*

- Based on the approval label for AZSTARYS, we believe that peak market share may be greater than our original forecasts
  - *Additional investment in commercialization activities could potentially accelerate the ramp to peak, as compared to original forecasts*

- KemPharm's successful financial restructuring enabled KemPharm to negotiate a re-allocation of near-term milestone payments to optimize resources available from our partner for AZSTARYS commercialization
  - *In return, KemPharm has the potential to earn more in milestones and royalties throughout the life of the AZSTARYS patent, which extends to 2037*

AZSTARYS™ Commercial Updates from Corium

- Led by Perry Sternberg, Corium's President and CEO, as well as many other executives with prior Shire experience, Corium is building out a *best-in-class* ADHD sales and support organization

- Some payors have indicated initial receptivity to AZSTARYS and the differentiation that it may provide for patients

- GPC is providing strong support for the commercial launch, including expanding resources available to optimize initial and ongoing commercial activities

KemPharm: Operating from a Position of Strength

AZSTARYS™ (KP415) - FDA has approved AZSTARYS NDA - Now eligible to receive up to $590M for regulatory and sales milestone payments - Tiered royalties as percentage of U.S. net sales in the mid-twenties - Corium expected to launch in H2 2021	**Improved Financial Position** - Multi-phase financial restructure process completed - KMPH stock re-listed on Nasdaq effective Jan 8, 2021 - Debt repaid in full on Feb 8, 2021 - Cash on hand as of Mar 10, 2021 = $77.6M
Partnership Updates - Consultation services agreement with Corium for projects other than AZSTARYS with revenue through Mar 2022 - Collaboration between KVK-Tech and Sure Med Compliance for APADAZ® pilot program in Alabama launched Dec 1	**Beyond KP415** - Ongoing services agreement with Corium adds additional revenue - KP879 IND cleared by FDA; initiation of clinical trial program expected in 2021 - KVK-Tech/Sure Med collaboration for APADAZ, Perspectives in Care program gaining traction